MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K of Bold View Resources, Inc., of our report dated July 7, 2008 on our audit of the financial statements of Bold View Resources, Inc. as of May 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended May 31, 2008 and inception on January 30, 2007 through May 31, 2007 and inception on January 31, 2007  through May 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
August 29, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501